Exhibit 10(z)

Coverage underwritten by the following subsidiary of Unum

Provident Life and Accident Insurance Company
1 Fountain Square
Chattanooga, TN 37402

Unum Life Insurance Company of America
2211 Congress Street
Portland, ME 04122

Provident Life and Casualty Insurance Company
1 Fountain Square
Chattanooga, TN 37402

www.unum.com

Unum is a registered trademark and marketing brand of Unum Group and its insuring subsidiaries.

All rights reserved

Supplemental Individual Disability Insurance Plan

Renewal Anniversary Date: June 30, 2014
Developed Specifically For:	Northrop Grumman Case #132219
Presented by:	Robert S. Combi
Prepared by:	Paul R. Wickline San Francisco Sales Office

Plan Offering

We recently completed a review of your in-force Supplemental Income Protection insurance plan and are pleased to renew your current offer. Enclosed with your plan offering are detailed plan specifications and an offer request document. It is not necessary to sign or return this document to us. Unum is pleased to partner with you to provide these benefits for your employees. Specifically, your customized plan design includes:

Guaranteed Standard Issue (GSI) Supplemental Individual Disability Insurance Plan Summary

	Tier 1	Tier 2
Eligibility	All Newly Hired/Eligible, Full-Time Executives Residing in California	All Newly Hired/Eligible, Full-Time Executives Residing Outside of California
Insurable Income	Base Salary	Base Salary
Plan Design	75% of monthly insurable income less LTD to amount of the GSI offer	75% of monthly insurable income less LTD to amount of the GSI offer
LTD Plan	Unum: 65% of Base Salary to a maximum of $15,000, 100% Employer Paid	Unum: 65% of Base Salary to a maximum of $15,000, 100% Employer Paid
GSI Benefit Maximum	$10,000	$10,000
Elimination Period	180 days	180 days
Benefit Period	To Age 65	To Age 65
Contract Type	California Income Series 675/Non-Cancellable Contract	Income Series 750
Contributory Status	Employer Paid	Employer Paid
Participation Requirement	100% (of all eligible lives)	100% (of all eligible lives)
Discount	35% Large Case	35% Large Case
Optional Additional Benefits: *	Catastrophic Disability Benefit - 25% of insurable income to $8,000 (not to exceed 100% income replacement)	Catastrophic Disability Benefit - 25% of insurable income to $8,000 (not to exceed 100% income replacement)
	Guaranteed Coverage Increase (GCI) - Annual to cap of GSI offer	Guaranteed Coverage Increase (GCI) - Annual to cap of GSI offer
Work Incentive Benefit - 6 Months
Recovery Benefit - 6 Months

*The Lifetime Continuation Option Rider has been removed from the offering effective with the Renewal Anniversary Date noted above.

Northrop Grumman
Supplemental Individual Disability Insurance Plan

Northrop Grumman

Supplemental Individual Disability Insurance Plan

Contract Benefits
California Income Series 675
Non-Cancellable Contract
Tier 1

Benefit Period
To Age 65
Elimination Period
Benefits begin after a waiting period of 180 days

Income Replacement for Total Disability
•    1st Two Years of Disability:  a monthly income benefit will be paid if you are not able to perform with reasonable continuity the substantial and material acts necessary to perform your usual occupation in the usual and customary way and you choose not to work at any occupation. If you choose to work at any job, you will not be considered to be totally disabled under your policy but you may qualify for partial disability benefits
•    Remainder of Your Benefit Period:  a monthly income benefit will be paid if you are not able to perform with reasonable continuity in any occupation in which You could reasonably be expected to perform satisfactorily in light of your age, education, training, experience, station in life, physical and mental capacity and you choose not to work in any occupation that exists within any of the following locations: (a) a reasonable distance or travel time from your residence in light of the commuting practices of your community; or (b) a distance or travel time equivalent to the distance or travel time you traveled to work before becoming disabled; or (c) the regional labor market, if you reside or resided prior to becoming disabled in a metropolitan area
•    2 Years Mental Disorder Benefit

Return-To-Work Benefits
•    Partial Disability Benefits:  monthly benefits for less-than-total disability, based on your proportionate loss of income, for the duration of the Benefit Period you chose for your policy

•    Work Incentive Benefit:  when you initially qualify for Partial Disability or Residual Disability, you will receive a short-term incentive for up to 6 months equal to the difference between your pre-disability income and your current income, for up to 100% income replacement (subject to the maximum benefit amount)
•    Recovery Benefit:   paid for up to 6 months after you return to work full time in your own occupation but continue to have a loss of earnings while you rebuild your business or customer business

Optional Benefits
•    Guaranteed Coverage Increase: allows employer or employees to increase monthly benefit without evidence of medical insurability up to the GSI Benefit Maximum as salary increases occur
•    Monthly Catastrophic Benefit:  added to your income benefit, replacing up to 100% of your prior income and paying in the event of certain very serious disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)

This information is not intended to be a complete description of the insurance coverage available. The policy or its provisions may vary or be unavailable in some states. Contract Provisions, Features and Optional Benefits are based on our standard published issue ages. The policy has exclusions and limitations that may affect any benefits payable. For complete details of coverage and availability, please refer to Policy Form 675 and contact your Unum representative.

Northrop Grumman
Supplemental Individual Disability Insurance Plan

Northrop Grumman

Supplemental Individual Disability Insurance Plan
ContracPlan Specifications

Income Series 750
Non-Cancellable Contract
Tier 2

Benefit Period
To Age 65
Elimination Period
Benefits begin after a waiting period of 180 days

Income Replacement for Total Disability
•    1st Two Years of Disability: a monthly income benefit will be paid if you are totally disabled in your occupation, which means you are unable to work in your occupation, not working in any other occupation, and are under the care of a physician
•    Remainder of Your Benefit Period: after Your Occupation Period of 2 years, pays if, due to injuries or sickness, you are unable to perform the material and substantial duties of any occupation, and are under the care of a physician
•    2 Years Mental Disorder Benefit

Return-To-Work Benefits
•    Rehabilitation Benefit:  can help you regain your self-sufficiency as soon as possible. While you are disabled and receiving benefits, we may pay rehabilitation expenses not covered by other benefits
•    Work Incentive Benefit:  when you return to work, you will receive a short-term incentive for up to 6 months equal to the difference between your prior income and your current income, for up to 100% income replacement (subject to the maximum benefit amount)
•    Residual Disability Benefit:   you must be under a doctor's care to be eligible for this benefit, which can pay for up to 2 years. You don't have to be totally disabled to be eligible, but you must still either lose time (due to injury or sickness) from your job or be unable to perform some of your job requirements and incur a loss of earnings of at least 20%

•    Recovery Benefit: provides a benefit for up to 6 months if you fully recover, return to full-time work in your occupation but you continue to lose earned income due to your prior disability. This provision pays a benefit while you re-establish your earnings base. The amount you get is based on the percentage of earnings you lose
Other Features
•    Voluntary Suspension During Unemployment:  premium payments can be suspended for up to one year from date of unemployment. Any loss incurred during the suspension period is not covered

Optional Benefits
•    Guaranteed Coverage Increase: allows employer or employees to increase monthly benefit without evidence of medical insurability up to the GSI Benefit Maximum as salary increases occur
•    Catastrophic Benefit:* provides an additional benefit in the event of catastrophic disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)
*Not available in CT, GA, NH, TX and VT
•    Presumptive Benefit:* provides an additional benefit in the event of presumptive disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)
*Only available in CT, NH, TX and VT
•    Disability Protection Benefit:* provides an additional benefit in the event of catastrophic disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)
*Only available in GA

This information is not intended to be a complete description of the insurance coverage available. The policy or its provisions may vary or be unavailable in some states. Contract Provisions, Features and Optional Benefits are based on our standard published issue ages. The policy has exclusions and limitations that may affect any benefits payable. For complete details of coverage and availability, please refer to Policy Form Income Series 750 and contact your Unum representative.

Northrop Grumman
Supplemental Individual Disability Insurance Plan

Northrop Grumman

Supplemental Individual Disability Insurance Plan

TERMS & CONDITIONS
Who is eligible
This offer is extended to all eligible individuals (as defined under “Eligibility” on page 1) who are U.S. citizens or permanent U.S. residents possessing a green card.

For a period of time commencing 180 Days prior to and including the date of application, applicants must not have missed one or more days of work or been homebound or admitted to a medical facility due to injury or sickness, or had any restrictions or limitations on their ability to work on a full time basis (30 hours or more per week) due to injury or sickness.

Basis of Issue
A standard offer means no modifications can be made to the contract's premium rate, elimination period, benefit period or monthly benefit amounts to adjust for a pre-existing medical condition.

If the Catastrophic Disability benefit is included in the offering, all applicants will be asked questions for current Activities of Daily Living (ADL) losses. If any ADL loss or applicable pre-existing condition exists on the date of the application, no Catastrophic Disability benefit will be included in the policy.

Similarly, if the Serious Illness Benefit is included in the offering, applicants will be asked questions pertinent to the underwriting of this benefit. A yes answer to any of those specific questions will result in no Serious Illness Benefit being included in the policy.

Pre-existing Condition Limitation Provisions apply to the benefits in the previous two paragraphs only.

The IDI benefit will coordinate with any other disability coverage applied for; and any disability coverage already inforce.

Coverage applied for on a GSI basis cannot exceed this plan design and total coverage to be in-force (includes Group Long Term Disability and Individual Disability Insurance) cannot exceed our issue and participation limits.

The GSI benefit may be directly reduced by any inforce individual coverage that was issued by Unum or its affiliated companies on a GSI basis. Unum will not participate with any other active employer-sponsored individual disability GSI program that provides long-term coverage through a non-cancellable or guaranteed renewable contract.

Minimum policy size is $300 - must financially qualify.

Any additional amounts purchased beyond this offer amount will be considered to be outside the plan design and subject to our normal medical and financial underwriting guidelines.

Financial Requirements
We will accept a company-provided census (electronic preferred) listing employee name, date of birth, job title, date of hire and compensation (defined as Insurable Income on Page 1) as income documentation. For purposes of insurable income, base salary is defined as stable annual salary. Variable compensation may include bonus, commissions, K-1 earnings and other forms of incentive compensation, and is defined as a two-year average of compensation or last year’s if less. If only a one-year history of variable compensation documentation is available due to an individual not having been employed long enough to generate a two-year history, we will consider 75% of the variable compensation as insurable. Insurable income should be broken down into base salary and variable compensation in the census, if applicable.

Net Worth and Unearned Income considerations will be disregarded.

Application Type	GSI App Forms: Tier 1 A-32521 (short form GSI), Tier 2 AE-1090 (short form GSI)

Northrop Grumman
Supplemental Individual Disability Insurance Plan

Northrop Grumman
Supplemental Individual Disability Insurance Plan
Offer Request

OFFER REQUEST

•
The above offer is contingent upon current ratebook and state regulations in effect at application time. Any change in plan design, eligibility/participation requirements, premium payer, etc. requires written approval by Case Design Underwriting.

EMPLOYER AND BROKER
OBLIGATIONS/ENROLLMENT PROCESS

•
Unum will be provided with a full census (name, job title, date of hire, insurable income, DOB, gender and employee Social Security Number) that will allow for the development of personalized enrollment materials including pre-printed applications for each employee.

•
The communication strategy will encompass an employer endorsement letter, the distribution of personalized enrollment materials for each employee and follow-up to each employee to review their personalized benefit proposal.

•	New employees must apply for coverage within 90 days of date of hire or eligibility.

•
Employees who enroll and fully participate in this plan will have the opportunity to update their coverage within the plan design and benefit maximums during a scheduled annual or biannual enrollment period.

OFFER REVIEW PROCESS
This offer will be reviewed two years from the renewal anniversary date and remains in effect subject to our review of the plan design, persistency and overall case success. We may request current case information and census listing eligible individuals, dates of birth, job title and current income to complete our review. Although we do not anticipate doing so, we reserve the right to withdraw or modify this offer at any time. Factors such as experience, non-adherence to offer terms or availability of contract type could make this necessary. Also, as the amount of this offer was based on the plan design incorporating Unum LTD, we will reserve the right to modify our offer if there is a change in the group LTD carrier. When appropriate, the Company will provide 90-days notice in advance of any anticipated change to this offer.

We are privileged that you have selected Unum to meet your employees’ income protection needs. We appreciate the opportunity to serve you and your employees, and we look forward to a continuing relationship.

Northrop Grumman
Supplemental Individual Disability Insurance Plan

Northrop Grumman

Supplemental Individual Disability Insurance Plan
DISCLOSURE REMINDER REGARDING BROKER COMPENSATION
Your insurance or benefits advisor can offer you advice and guidance as you select the policy and provider most appropriate for your needs. At Unum we recognize the important role these professionals play in the sale of our products and services and offer them a variety of compensation programs. Your advisor can provide you with information about these programs as well as those available from other providers. We support disclosure of advisor compensation so that customers can make an informed buying decision.
If you would like additional information about the range of compensation programs our company offers, you can find more details at www.unum.com. Unum provides employers with the premium and commission information needed to complete Schedule A on Form 5500 for group insurance as may be required under ERISA. You may request similar information for ERISA reporting purposes for other insurance policies, such as Voluntary Benefits or Individual Disability. If you would like to request such information or if you have other questions, or if you would like to speak to us directly about advisor compensation, please call Broker Compensation Services at 1-800-633-7491.
At Unum we recognize and support full transparency and disclosure of compensation. Unum Enrollment Representatives are licensed as insurance producers; they represent and act on behalf of Unum. Enrollment Representatives do not receive compensation based in whole or in part on the sale of insurance to you. If you have questions, contact your Unum IDI Executive Benefits Representative.

cc: Karen M. Anderson, Chief Underwriter - IDI Case Design Underwriting

Northrop Grumman 2014 renewal.doc

3/13/14 ddd